As filed with the Securities and Exchange Commission on January 31, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ocugen, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3522315 (I.R.S. Employer Identification Number)

11 Great Valley Parkway
Malvern, PA 19355
(484) 328-4701
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shankar Musunuri, Ph.D., MBA
Chief Executive Officer and Chairman
Ocugen, Inc.
12 Great Valley Parkway
Malvern, PA 19355
(484) 328-4701
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Rachael M. Bushey, Esq.
Jennifer L. Porter, Esq.
Goodwin Procter LLP
3025 John F Kennedy Blvd
Philadelphia, Pennsylvania 19104
(445) 207-7800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2025

PROSPECTUS

OCUGEN, INC.

57,542,768 Shares of Common Stock

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 57,542,768 shares of common stock (the “Common Stock”) of Ocugen, Inc. (the “Company”) that have been issued or are issuable in connection with the Loan and Security Agreement, dated November 6, 2024, (the “Loan and Security Agreement”), by and among the Company, Avenue Capital Management II, L.P., as administrative agent and collateral agent (the “Agent”), Avenue Venture Opportunities Fund, L.P., as a lender (“Avenue 1”), and Avenue Venture Opportunities Fund II, L.P., as a lender (“Avenue 2”, and together with Avenue 1, the “Lenders”), as further described in this prospectus, and the note or notes issued pursuant to the Loan and Security Agreement. The selling stockholders refer to the Lenders and their respective pledgees, donees, transferees, or other successors in interest as permitted by the Loan and Security Agreement.

The number of shares of Common Stock being registered hereunder is comprised of: (i) 56,486,430 shares of Common Stock issuable upon conversion of up to $6,000,000 of the outstanding principal amount under the note or notes issued by the Company pursuant to the Loan and Security Agreement; and (ii) 1,056,338 shares (the “Private Placement Shares”) of Common Stock issued to the Lenders in connection with the Loan and Security Agreement in a private placement. The Lenders have the right to convert an aggregate amount of up to $6.0 million of the outstanding principal amount into shares of Common Stock at a conversion price per share equal to 80% of the trading price on the date of conversion, which shall be at Lenders’ option. 56,486,430 shares of Common Stock is equivalent to 19.9% of our outstanding shares of Common Stock on the date we entered into the Loan and Security Agreement.

We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholders.

The selling stockholders may offer the shares of Common Stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or in trading markets for our Common Stock. Additional information on the selling stockholders, and the times and manner in which they may offer and sell shares of our Common Stock under this prospectus, is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

Our common stock is traded on The Nasdaq Capital Market, or Nasdaq, under the symbol “OCGN.” On January 28, 2025, the closing sale price of our common stock on Nasdaq was $0.712 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on Nasdaq or any other securities exchange of the securities covered by the applicable prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND CERTAIN OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, AS DESCRIBED UNDER “RISK FACTORS” ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated January 31, 2025

i

ABOUT THIS PROSPECTUS

We have not authorized any dealer, agent, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement or related free writing prospectus. This prospectus and the accompanying prospectus supplement and related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement and related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate only as of the date on its respective cover, that the information appearing in any related free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement, or any applicable free writing prospectus may involve estimates, assumptions, and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Unless the context otherwise requires, references in this prospectus to “Ocugen,” the “Company,” “we,” “our,” or “us” refer to Ocugen, Inc. and its subsidiaries. See “Prospectus Summary - Overview.”

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) and does not contain all the information set forth in the registration statement. The full registration statement may be obtained from the United Stated Securities and Exchange Commission (the “SEC”) or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated herein by reference for a copy of such contract, agreement, or other document.

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file periodic reports, proxy statements, and other information with the SEC. Our SEC filings are available to you on the SEC’s website at www.sec.gov and in the “Investors” section of our website at www.ir.ocugen.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 16, 2024 as amended by Amendment No. 1 to our Annual Report for the year ended December 31, 2023 on Form 10-K/A filed with the SEC on April 29, 2024 (other than information furnished rather than filed);

•	Our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed), filed with the SEC on May 28, 2024;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 14, 2024, August 8, 2024 and November 14, 2024, respectively;

•	Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports related to such items) filed with the SEC on January 8, 2024, March 18, 2024, March 20, 2024, April 1, 2024, April 8, 2024, April 29, 2024, May 10, 2024, June 6, 2024, June 28, 2024, July 8, 2024, August 1, 2024, August 5, 2024, August 13, 2024, November 8, 2024, November 15, 2024, December 3, 2024 and January 3, 2025;

•	The description of our securities contained in our registration statement on Form 8-A filed with the SEC on November 18, 2014 (File No. 001-36751), together with any amendments or reports filed for the purposes of updating this description, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022.

We also incorporate by reference any future filings (other than any filings or portions of such reports that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules, including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address or phone number:

Ocugen, Inc.
Attention: Corporate Secretary
11 Great Valley Parkway
Malvern, Pennsylvania, 19355
(484) 328-4701

PROSPECTUS SUMMARY

This prospectus summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the section entitled “Risk Factors.”

Overview

The Company is a biotechnology company focused on discovering, developing, and commercializing novel gene and cell therapies and vaccines that improve health and offer hope for patients across the globe.

Our technology pipeline includes:

Modifier Gene Therapy Platform — Based on the use of nuclear hormone receptors (“NHRs”), we believe our modifier gene therapy platform has the potential to address many retinal diseases, including rare genetic diseases such as retinitis pigmentosa (“RP”) (OCU400) and Leber congenital amaurosis (“LCA”) (OCU400), with a gene-agnostic approach. We also believe our modifier gene therapy platform has the potential to address multifactorial retinal diseases including dry age-related macular degeneration (“dAMD”), which affects millions of patients in the United States alone, using OCU410, and Stargardt disease, which is a rare genetic disease, using OCU410ST. We are actively dosing patients in the United States in the Phase 3 liMeliGhT clinical trial for OCU400 for the treatment of RP and are on track to complete enrollment in the first half of 2025. In January 2025, we announced positive 2-year data for multiple mutations from the Phase 1/2 clinical trial of OCU400 in patients with early to advanced RP. OCU410 is currently being dosed in Phase 2 of the ArMaDa Phase 1/2 clinical trial for the treatment of geographic atrophy (“GA”), an advanced form of dAMD. Positive preliminary efficacy and safety data from the Phase 1 dose-escalation portion of the OCU410 Phase 1/2 ArMaDa clinical trial included: no drug-related serious adverse events, reduced lesion growth, preservation of retinal tissue, and—most importantly—there was a positive effect on the functional visual measure of low luminance visual acuity (“LLVA”). In October, the Data and Safety Monitoring Board (DSMB) for the OCU410ST GARDian clinical trial approved enrollment for the second phase of the Phase 1/2 clinical trial. Additionally, the European Medicines Agency (EMA) granted orphan medicinal product designation (“OMPD”) for OCU410ST for the treatment of ABCA4-associated retinopathies including Stargardt disease, retinitis pigmentosa 19 (RP19), and cone-rod dystrophy 3 (CORD3). Both OCU410 and OCU410ST studies have completed the low, medium, and high dose cohorts in the Phase 1 part of the Phase 1/2 trials to date.

Novel Biologic Therapy for Retinal Diseases — OCU200 is a novel fusion protein consisting of two human proteins, tumstatin and transferrin. OCU200 possesses unique features which potentially enable it to treat vascular complications of diabetic macular edema (“DME”), diabetic retinopathy (“DR”), and wet age-related macular degeneration (“AMD”). Tumstatin is the active component of OCU200 and binds to integrin receptors, which play a crucial role in disease pathogenesis. Transferrin is expected to facilitate the targeted delivery of tumstatin into the retina and choroid and potentially help increase the interaction between tumstatin and integrin receptors. In October 2024, we announced that the FDA cleared the investigational new drug application for the Phase 1 clinical trial for OCU200. The first patient was dosed in the OCU200 Phase 1 clinical trial in January 2025.

Regenerative Medicine Cell Therapy Platform — Our Phase 3-ready regenerative cell therapy platform technology, which includes NeoCart (autologous chondrocyte-derived neocartilage), is being developed for the repair of knee cartilage injuries in adults. We received concurrence from the FDA on the confirmatory Phase 3 trial design and have completed renovating an existing facility into a current Good Manufacturing Practice (“GMP”) facility to support clinical study and initial commercial launch. This facility is needed to generate patient-specific NeoCart implant from chondrocytes derived from knee biopsy. We intend to initiate the Phase 3 trial contingent on adequate availability of funding.

Inhaled Mucosal Vaccine Platform — Our next-generation, inhaled mucosal vaccine platform includes OCU500, a COVID-19 vaccine; OCU510, a seasonal quadrivalent flu vaccine; and OCU520, a combination quadrivalent seasonal flu and COVID-19 vaccine. We have completed IND-enabling studies and GMP manufacturing of clinical trial material for OCU500. We are currently collaborating with the National Institute of Allergy and Infectious Diseases (“NIAID”) for early clinical studies for OCU500. NIAID intends to initiate a Phase 1 clinical trial after IND clearance. We are continuing discussions with relevant government agencies as well as strategic partners regarding developmental funding for our OCU510 and OCU520 platforms.

Modifier Gene Therapy Platform

We are developing a modifier gene therapy platform designed to fulfill unmet medical needs related to retinal diseases, including inherited retinal diseases (“IRDs”), such as RP, LCA, Stargardt disease; and multifactorial diseases such as dAMD. Our modifier gene therapy platform is based on the use of NHRs, which have the potential to achieve homeostasis — the basic biological processes in the retina to restore a healthy state from a diseased state. Unlike single gene replacement therapies, which only target one genetic mutation, our modifier gene therapy platform, through its use of NHRs, represents a unique, gene-agnostic approach designed to address not just the mutated gene but provide a molecular “reset” of health and survival of gene networks. OCU400, our lead product candidate in our modifier gene therapy platform, has received Orphan Drug Designation (“ODD”) from the FDA for RP and LCA, a regenerative medicine advanced therapy (“RMAT”) designation for the treatment of RP associated with NR2E3 and rhodopsin (“RHO”) mutations from the FDA, and OMPD from the European Commission (“EC”), based on the recommendation of the European Medicines Agency (“EMA”), for RP and LCA. These broad ODD, RMAT, and OMPD designations further support the broad (gene-agnostic) therapeutic potential of OCU400 to treat multiple IRDs such as RP and LCA associated with mutations in multiple genes.

The OCU400 Phase 3 liMeliGhT clinical trial is currently underway, and enrollment is on track to meet the Biologics License Application (“BLA”) and Marketing Authorization Application (“MAA”) filing targets in the first half of 2026.

In August 2024, we received notification from the FDA that we could begin our expanded access program (“EAP”) for the treatment of adult patients with RP with OCU400. This program is available for patients with early, intermediate to advanced RP with at least minimal retinal preservation who may benefit from the mechanism of action of OCU400 prior to approval of the BLA.

We also received approval from Health Canada to initiate a Phase 3 trial for OCU400 for the treatment of RP. The Health Canada trial will run in parallel with the United States FDA trial, expediting the ability to potentially provide a gene-agnostic treatment option to approximately 110,000 patients in the United States and Canada.

In January 2025, we announced positive 2-year data across multiple mutations from the Phase 1/2 clinical trial of OCU400, which included: 100% (9/9) of treated evaluable subjects demonstrated improvement or preservation in visual function compared to untreated eyes at both one and two years, 100% (9/9) of treated evaluable subjects demonstrated improvement or stabilization in mobility testing, which was only performed up to one year, and improvement in visual function was statistically significant (p=0.01, treated vs untreated eyes), regardless of mutation at two years.

OCU410 and OCU410ST are being developed utilizing the nuclear receptor gene RAR-related orphan receptor A (“RORA”), for the treatment of GA secondary to dAMD and Stargardt disease, respectively. OCU410 is a potential one-time, curative therapy with a single sub-retinal injection. OCU410 targets multiple pathways associated with AMD pathogenesis, in contrast to products currently approved or under development that treat only one cause of GA, require multiple injections per year, and have safety considerations. OCU410ST has received ODD from the FDA for the treatment of ABCA4-associated retinopathies, including Stargardt disease. OCU410ST has also received OMPD from the EMA for the treatment of ABCA4-associated retinopathies, including Stargardt disease, retinitis pigmentosa 19 (RP19), and cone-rod dystrophy 3 (CORD3).

Patients are currently being dosed in Phase 2 of the OCU410 Phase 1/2 ArMaDa clinical trial. OCU410ST has completed Phase 1 of the Phase 1/2 GARDian clinical trial, and the DSMB has approved enrollment for the second phase of the Phase 1/2 GARDian clinical trial.

In November 2024, we announced positive preliminary efficacy and safety data from the Phase 1 dose-escalation portion of the Phase 1/2 ArMaDa clinical trial for GA. The key findings included: no drug-related serious adverse events, reduced lesion growth, preservation of retinal tissue, and a positive effect on the functional visual measure of LLVA. Phase 2 of the OCU410 ArMaDa clinical trial is a randomized expansion phase in which subjects will be randomized in a 1:1:1 ratio to either one of two OCU410 dose groups or to an untreated control group. In December 2024, the DSMB reviewed interim safety data of Phase 2 subjects of the OCU410 ArMaDa clinical trial, noting that OCU410 had a favorable safety and tolerability profile. The DSMB also approved continuation of the second phase of the Phase1/2 trial. We plan to complete dosing in the Phase 1/2 ArMaDa clinical trial by early 2025.

In October 2024, we announced that the DSMB had approved proceeding to Phase 2 using high and medium doses. In November 2024, we announced preliminary efficacy and safety data from evaluable subjects at six months from the Phase 1 dose-escalation portion of the OCU410ST Phase 1/2 GARDian clinical trial, which demonstrated a 84% reduction in atrophic lesion growth in treated eyes versus untreated fellow eyes.

Novel Biologic Therapy for Retinal Diseases

We are developing OCU200, which is a novel fusion protein containing parts of human transferrin and tumstatin. OCU200 is designed to treat DME, DR, and wet AMD. The first patient was dosed in the OCU200 Phase 1 clinical trial in January 2025.

Regenerative Medicine Cell Therapy Platform

NeoCart is a Phase 3-ready, regenerative cell therapy technology that combines breakthroughs in bioengineering and cell processing to enhance the autologous cartilage repair process. NeoCart is a three-dimensional tissue-engineered disc of new cartilage that is manufactured by growing the patient’s own chondrocytes, the cells responsible for maintaining cartilage health. Current surgical and nonsurgical treatment options for knee cartilage injuries in adults are limited in their efficacy and durability. In prior clinical studies, Phase 2 and Phase 3, NeoCart has shown potential to accelerate healing, reduce pain, and provide regenerative native-like cartilage strength with durable benefits post transplantation. NeoCart was shown to be generally well- tolerated and demonstrated greater clinical efficacy than microfracture surgery at two years after treatment. Based on this clinical benefit, the FDA granted a RMAT designation to NeoCart for the repair of full-thickness lesions of knee cartilage injuries in adults. Additionally, we received concurrence from the FDA on the confirmatory Phase 3 trial design where chondroplasty will be used as a control group. We have completed renovating an existing facility into a GMP facility in accordance with the FDA’s regulations in support of NeoCart manufacturing for personalized Phase 3 trial material. We intend to initiate the Phase 3 trial, contingent on adequate availability of funding.

Inhaled Mucosal Vaccine Platform

We are party to an exclusive license agreement (as amended, “WU License Agreement”) with The Washington University in St. Louis (“Washington University”), pursuant to which we licensed the rights to develop, manufacture, and commercialize an inhaled mucosal COVID-19 vaccine for the prevention of COVID-19 in the United States, Europe, Japan, South Korea, Australia, China, and Hong Kong (the “Mucosal Vaccine Territory”). In addition, we internally developed technology related to the flu and COVID-19’s vaccine design and filed intellectual property. We are developing a next-generation, inhalation-based mucosal vaccine platform based on a novel ChAd vector, which includes OCU500, a COVID-19 vaccine; OCU510, a seasonal quadrivalent flu vaccine; and OCU520, a combination quadrivalent seasonal flu and COVID-19 vaccine. Our inhaled mucosal vaccine platform is driven by our conviction to serve a major public health concern, which requires the endorsement and support of government funding in order to develop and ultimately commercialize our vaccine candidates. As these vaccine candidates are being developed to be administered via inhalation, we believe they have the potential to generate rapid local immune response in the upper airways and lungs, where viruses enter and infect the body. We believe this novel delivery route method may help reduce or prevent infection and transmission as well as provide protection against new virus variants. In October 2023, OCU500 was selected by the NIAID Project NextGen for inclusion in clinical trials. OCU500 will be tested via two different mucosal routes, inhalation and intranasal delivery. NIAID intends to initiate a Phase 1 clinical trial after IND clearance. We are continuing discussions with relevant government agencies as well as strategic partners regarding developmental funding for our OCU510 and OCU520 platforms.

Company Information

We were originally incorporated as a Massachusetts corporation in 2000 under the name Histogenics Corporation and underwent a corporate reorganization in 2006 pursuant to which we were reincorporated as a Delaware corporation. On September 27, 2019, we completed a reverse merger (the “Merger”), with Ocugen OpCo, Inc. (“OpCo”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of April 5, 2019, by and among OpCo, Restore Merger Sub, Inc., our wholly owned subsidiary (“Merger Sub”), and us, as amended, pursuant to which Merger Sub merged with and into OpCo, with OpCo surviving as our wholly owned subsidiary. Immediately after the completion of the Merger, we changed our name to Ocugen, Inc. and the business previously conducted by OpCo became the business conducted by us. Our common stock trades on The Nasdaq Capital Market, or Nasdaq, under the symbol “OCGN.”

Our principal office is located at 11 Great Valley Parkway, Malvern, Pennsylvania 19355, and our telephone number is (484) 328-4701. Our website address is www.ocugen.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. See “Where You Can Find More Information” and “Incorporation of Information by Reference.”

THE OFFERING

Common Stock offered	Up to 57,542,768 shares (representing the maximum shares issuable upon conversion of up to $6,000,000 of the outstanding principal amount under the note or notes issued by the Company pursuant to the Loan and Security Agreement, and the Private Placement Shares).
Common Stock outstanding before this offering	290,946,945 shares as of January 27, 2025 (which number does not include the shares being offered pursuant to this prospectus).
Common Stock outstanding after this offering	348,489,713 shares (assuming the maximum shares issuable upon conversion of up to $6,000,000 of the outstanding principal amount under the note or notes issued by the Company pursuant to the Loan and Security Agreement, and the Private Placement Shares).
Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock in this offering. See the section entitled “Use of Proceeds.”
Nasdaq Capital Market symbol	OCGN
Risk factors	You should consider carefully the information set forth in the section entitled “Risk Factors,” beginning on page 8 of this prospectus, in deciding whether or not to invest in our Common Stock.
Plan of distribution	The selling stockholders and their pledgees, donees, transferees, or other successors in interest may offer the shares of Common Stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or in trading markets for our Common Stock. See the section entitled “Plan of Distribution” beginning on page 19 of this prospectus for a complete description of the manner in which the shares registered hereby may be distributed.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the accompanying prospectus supplement and any related free writing prospectus, and discussed in the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K for the year ended December 31, 2023 and most recent Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, our quarterly reports, and documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. See “Where You Can Find More Information.” The risks described in the Annual Report, Quarterly Report, and such subsequent filings are not the only risks that we face. Additional risks not presently known to us or that we do not currently consider significant may also have an adverse effect on us. If any of the risks actually occur, our business, results of operations, cash flows, or financial condition could suffer. We cannot assure you that any of the events discussed in the risk factors will not occur. These risks could have a material and adverse impact on our business, results of operations, financial condition, and cash flows and if so, our future prospects would likely be materially and adversely affected. If any of such events were to happen, the trading price and value of our securities could decline, and you could lose all or part of your investment. You should understand that it is not possible to predict or identify all such risks. Consequently, you should not consider the risk factors to be a complete discussion of all potential risks or uncertainties. Please also carefully read the section below titled “Special Note Regarding Forward-Looking Statements.”

Our failure to meet the continued listing requirements of The Nasdaq Capital Market (“Nasdaq”) could result in a delisting of our Common Stock.

We must continue to satisfy Nasdaq continued listing requirements, including, among other things, certain corporate governance requirements and a minimum closing bid price requirement of $1.00 per share. If a company fails for 30 consecutive business days to meet the $1.00 minimum closing bid price requirement, Nasdaq will send a deficiency notice to the company, advising that it has been afforded a “compliance period” of 180 calendar days to regain compliance with the applicable requirements.

On December 31, 2024, we received a deficiency letter from Nasdaq notifying us that, for the last 30 consecutive business days, the closing bid price for our Common Stock was below the minimum $1.00 per share required for continued listing on Nasdaq pursuant to the minimum closing bid price requirement. The Nasdaq deficiency letter had no immediate effect on the listing of our common stock. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been given 180 calendar days, or until June 30, 2025, to regain compliance with the minimum closing bid price requirement by causing our stock to close above $1.00 for a minimum of 10 consecutive trading days. If we do not regain compliance with the minimum closing bid price requirement by June 30, 2025, we may be afforded a second 180 calendar day period to regain compliance. To qualify, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, except for the minimum bid price requirement. In addition, we would be required to notify Nasdaq of our intent to cure the deficiency during the second compliance period.

We can provide no assurance that we will be able to remain in compliance with other Nasdaq continued listing requirements. A delisting of our Common Stock from Nasdaq could materially reduce the liquidity of our Common Stock, impairing your ability to sell or purchase shares of our Common Stock when you wish to do so, and could result in a corresponding material reduction in the price of our Common Stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors and employees. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow the Common Stock to become listed again, stabilize the market price or improve the liquidity of the Common Stock, prevent the Common Stock from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with Nasdaq's listing requirements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus and the documents incorporated by reference herein regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” or the negative of such terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties, and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated.

The forward-looking statements in this prospectus and the documents incorporated by reference herein include, among other things, statements about:

•	our estimates regarding expenses, future revenues, and capital requirements, as well as the timing, availability of, and the need for, additional financing to continue to advance our product candidates;

•	our activities with respect to OCU400, OCU410 and OCU410ST including the results from our ongoing Phase 1/2 trials for OCU400 and OCU410ST, our ability to continue dosing patients for our Phase 3 trial for OCU400 for the treatment of RP, our ability to reach alignment with the FDA on the Phase 3 trial design for OCU400 for the treatment of LCA, and our ability to subsequently initiate and complete a Phase 3 trial for the treatment of LCA;

•	our ability to obtain additional funding from government agencies in the United States and/or other countries to continue the development of our inhaled mucosal vaccine platform;

•	the uncertainties associated with the clinical development and regulatory approval of our product candidates including potential delays in the initiation, enrollment, and completion of current and future clinical trials;

•	our ability to realize any value from our product candidates and preclinical programs being developed and anticipated to be developed, in light of inherent risks and difficulties involved in successfully commercializing products and the risk that our products, if approved, may not achieve broad market acceptance;

•	our ability to comply with regulatory schemes and other regulatory developments applicable to our business in the United States and other countries;

•	the performance of third-parties upon which we depend, including contract development and manufacturing organizations, suppliers, manufacturers, group purchasing organizations, distributors, and logistics providers;

•	the pricing and reimbursement of our product candidates, if commercialized;

•	the size and growth potential of the markets for our product candidates, and our ability to serve those markets;

•	developments relating to our competitors and our industry;

•	our ability to obtain and maintain patent protection, or obtain licenses to intellectual property and defend our intellectual property rights against third-parties;

•	our ability to maintain our relationships and contracts with our key collaborators and commercial partners and our ability to establish additional collaborations and partnerships;

•	our ability to recruit and retain key scientific, technical, commercial, and management personnel and to retain our executive officers;

•	matters relating to or arising from the restatement of our previously issued financial statements included in our 2022 Annual Report on Form 10-K as well as unaudited interim financial statements included in our Quarterly Reports on Forms 10-Q for each of the quarterly and year to date periods ended September 30, 2022, June 30, 2022, March 31, 2022, September 30, 2023, June 30, 2023, and March 31, 2023;

•	our ability to comply with stringent United States and applicable foreign government regulations with respect to the manufacturing of pharmaceutical products, including compliance with current Good Manufacturing Practice regulations, and other relevant regulatory authorities;

•	the extent to which health epidemics and other outbreaks of communicable diseases, geopolitical turmoil, macroeconomic conditions, social unrest, political instability, terrorism, or acts of war could disrupt our business and operations, including impacts on our development programs, global supply chain, and collaborators and manufacturers; and

•	other matters discussed under the heading “Risk Factors” contained in the 2023 Annual Report, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, June 30, 2024 and September 30, 2024 filed with the SEC on May 14, 2024, August 8, 2024 and November 14, 2024, respectively (the “2024 Quarterly Reports”), and in any other documents we have filed with the SEC.

We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in or incorporated by reference into this prospectus, particularly under “Risk Factors” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, investments, or other significant transactions we may make. You should read this prospectus and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus and in the applicable prospectus supplement. See “Risk Factors.”

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Solely for convenience, tradenames and trademarks referred to in this prospectus appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owners will not assert their rights, to these tradenames or trademarks, as applicable. All tradenames, trademarks, and service marks included or incorporated by reference in this prospectus are the property of their respective owners. The name NeoCart has not been evaluated or cleared by the FDA.

DESCRIPTION OF THE TRANSACTION

Loan and Security Agreement

On November 6, 2024 (the “Closing Date”), the Company and its wholly owned subsidiary Ocugen OpCo, Inc., each as borrowers, entered into the Loan and Security Agreement with the Agent and the selling stockholders.

Amount. The Loan and Security Agreement provides for term loans in an aggregate principal amount of up to $30.0 million (the “Loan Amount”) to be delivered in one tranche on November 6, 2024 (the “Term Loans”). The Company intends to use the proceeds of the Term Loans for working capital and general corporate purposes.

Conversion Right. Additionally, the Lenders have the right to convert an aggregate amount of up to $6.0 million of the outstanding principal amount into shares of Common Stock at a conversion price per share equal to 80% of the trading price on the date of conversion, which shall be at Lenders’ option. In the event the Company elects to prepay the Term Loans in full, Lenders shall have 10 days to elect to exercise its conversion right prior to such prepayment. All conversion rights shall terminate on Term Loans payoff. Notwithstanding the foregoing, the aggregate amount of Common Stock issued pursuant to the “Conversion Right” and the “Equity Grant” shall not exceed a number of shares equal to 19.9% of the Company’s outstanding Common Stock. 56,486,430 shares of Common Stock is equivalent to 19.9% of our outstanding shares of Common Stock on the date we entered into the Loan and Security Agreement.

Maturity. The Term Loans mature on November 1, 2028 (the “Maturity Date”).

Interest Rate and Amortization. The principal balance of the Term Loans bears interest at a variable rate per annum equal to the sum of 4.25% and the prime rate as reported in The Wall Street Journal, subject to a prime floor equal to The Wall Street Journal prime rate on Closing Date. The Term Loans will amortize in equal payments of principal from the end of the period commencing on the Closing Date and continuing until the earlier of (i) the twenty four (24) month anniversary of the Closing Date and (ii) receipt of notice from Agent after the occurrence and during the continuance of an event of default that is continuing, to the Maturity Date.

Final Payment. The Company will pay 4.25% of the Loan Amount, due upon the earlier of the Maturity Date or prepayment of the Term Loans (the “Final Payment”).

Prepayment Fee. The Company may, at its option at any time, prepay the Term Loans in their entirety by paying the then outstanding principal balance and all accrued and unpaid interest on the Term Loans, subject to a prepayment premium equal to (i) 3.0% of the principal amount outstanding if the prepayment occurs on or prior to the first anniversary following the Closing Date, (ii) 2.0% of the principal amount outstanding if the prepayment occurs after the first anniversary following the Closing Date, but on or prior to the second anniversary following the Closing Date, (iii) 1.0% of the principal amount outstanding if the prepayment occurs after the second anniversary following the Closing Date, but on or prior to the third anniversary following the Closing Date, and (iv) 0.5% of the principal amount outstanding if the prepayment occurs at any time thereafter.

Security. The Loan and Security Agreement is collateralized by all of the Company’s assets in which the Agent is granted senior secured lien. The Company also grants the Lenders a negative pledge on the Company’s intellectual property.

Covenants; Representations and Warranties; Other Provisions. The Loan and Security Agreement contains customary representations, warranties and covenants, including covenants by the Company limiting additional indebtedness, liens (including a negative pledge on intellectual property and other assets), guaranties, mergers and consolidations, substantial asset sales, investments and loans, certain corporate changes, transactions with affiliates and fundamental changes.

Default Provisions. The Loan and Security Agreement provides for events of default customary for term loans of this type, including but not limited to non-payment, breaches or defaults in the performance of covenants, insolvency, bankruptcy and the occurrence of a material adverse effect on the Company. After the occurrence of an event of default, the Agent may (i) accelerate payment of all obligations, impose an increased rate of interest, and terminate the Lenders’ commitments under the Loan and Security Agreement and (ii) exercise any other right or remedy provided by contract or applicable law.

Private Placement Shares; Subscription Agreement

The Private Placement Shares were issued in connection with the entry into the Loan and Security Agreement, pursuant to which the Company entered into a Subscription Agreement by and among the Company and the selling stockholders, pursuant to which the Company issued (i) 211,268 shares of Common Stock to Avenue 1 and (ii) 845,070 shares of Common Stock to Avenue 2, with an issue date as of the Closing Date. The issuance of the shares of Common Stock was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D thereunder, because the offer and sale of such securities does not involve a “public offering” as defined in Section 4(a)(2) of the Securities Act, and other applicable requirements are met.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.

The selling stockholders will pay all underwriting discounts, selling commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in connection with the sale of the shares, if any. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

The shares of Common Stock being offered for resale by the selling stockholders pursuant to the Form S-3 of which this prospectus forms a part are: (i) the shares of Common Stock issuable to the selling stockholders pursuant to the conversion of $6,000,000 of the outstanding principal amount under the note or notes issued in accordance with the terms of the Loan and Security Agreement, and (ii) the Private Placement Shares. For additional information regarding the Loan and Security Agreement and the Private Placement Shares, see the section entitled “Description of the Transaction” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the Loan and Security Agreement and the Private Placement Shares and as described below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling shareholder as of January 31, 2025, assuming the conversion of $6,000,000 of the outstanding principal amount under the note or notes issued in accordance with the terms of the Loan and Security Agreement as of January 27, 2025, four trading days preceding the date the registration statement is initially filed with the SEC, and assuming Avenue 1 and Avenue 2 convert such amounts on a pro rata basis based on the principal amounts on their respective notes. The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders. The fourth column lists the shares of Common Stock held by each selling shareholder after completion of this offering, assuming the conversion of $6,000,000 of the outstanding principal amount under the note or notes issued in accordance with the terms of the Loan and Security Agreement. The fifth column lists the percentage ownership held by each selling shareholder after completion of this offering to the extent such percentage exceed 1% of the total number of shares of Common Stock outstanding at that time. The information presented regarding the selling stockholders is based, in part, on information the selling stockholders provided to us in writing specifically for use in this prospectus. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

In addition to the assumptions described above, beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power over securities. To our knowledge, unless otherwise indicated, all persons named in the table below have sole voting and investment power with respect to their shares of Common Stock. Percentage of beneficial ownership is based on 292,003,283 shares of our Common Stock outstanding as of January 27, 2025 (which number includes the Private Placement Shares).

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After Offering (to the extent greater than 1%)
Avenue Venture Opportunities Fund, L.P.(1)	11,508,554	(2)	11,508,554	—	*
Avenue Venture Opportunities Fund II, L.P.(1)	46,034,214	(3)	46,034,214	—	*

* Denotes less than 1%.

(1)	Avenue Venture Opportunities Fund, L.P. and Avenue Venture Opportunities Fund II, L.P. are both Delaware limited partnerships. Decisions with respect to the disposition of securities are determined by Avenue Venture Opportunities Fund II, L.P. The address of Avenue Venture Opportunities Fund, L.P. and Avenue Venture Opportunities Fund II, L.P., and their affiliates, is 11 West 42nd Street, 9th Floor, New York, New York 10036.

(2)	Consists of (i) 11,297,286 shares of our Common Stock potentially issuable upon conversion of the pro rata portion of the $6,000,000 of the outstanding principal amount under the note or notes issued in accordance with the terms of the Loan and Security Agreement, and (ii) 211,268 Private Placement Shares.

(3)	Consists of (i) 45,189,144 shares of our Common Stock potentially issuable upon conversion of the pro rata portion of the $6,000,000 of the outstanding principal amount under the note or notes issued in accordance with the terms of the Loan and Security Agreement, and (ii) 845,070 Private Placement Shares.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is subject to and qualified in its entirety by reference to our sixth amended and restated certificate of incorporation, as amended, or the Certificate, and our amended and restated bylaws, or Bylaws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

Our authorized capital stock consists of 400,000,000 shares, 390,000,000 of which are designated as common stock with a par value of $0.01 per share and 10,000,000 of which are designated as preferred stock with a par value of $0.01 per share.

As of January 17, 2025, (i) our capital stock was held of record by approximately 26 stockholders and (ii) there were 291,989,812 shares of Common Stock outstanding, warrants to purchase an aggregate of 628,786 shares of Common Stock outstanding, options to purchase an aggregate of 22,558,948 shares of Common Stock, and 1,014,008 restricted stock units outstanding.

Common Stock

Shares of our Common Stock have the following rights, preferences, and privileges:

Voting Rights

Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of stockholders. We have not provided for cumulative voting in the election of directors. Accordingly, the holders of a majority of the shares of our Common Stock entitled to vote in any election of directors can elect all of the directors standing for election. Except as otherwise required by law, holders of our Common Stock are not entitled to vote on any amendment to the Certificate that relates solely to the terms of an outstanding series of preferred stock if the holders of such series are entitled to vote thereon pursuant to the Certificate or any certificate of designation.

Dividends

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. The timing, declaration, amount, and payment of future dividends will depend on our financial condition, earnings, capital requirements, and debt service obligations, as well as legal requirements, regulatory constraints, industry practice, and other factors that its board of directors deems relevant. Our board of directors will make all decisions regarding our payment of dividends from time to time in accordance with applicable law.

Liquidation

Upon our liquidation, dissolution, or winding-up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

No Preemptive or Similar Rights

The holders of our Common Stock do not have any preemptive rights or preferential rights to subscribe for shares of our capital stock or any other securities. Our Common Stock is not subject to any redemption or sinking fund provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

Our Common Stock is listed on Nasdaq under the symbol “OCGN.” The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on Nasdaq or the other securities exchange of the securities covered by the applicable prospectus supplement.

Preferred Stock

We may issue, from time to time in one or more series, the terms of which may be determined at the time of issuance by our board of directors, without further action by our stockholders, shares of preferred stock and such shares may include voting rights, preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The shares of each series of preferred stock shall have preferences, limitations, and relative rights, including voting rights, identical with those of other shares of the same series and, except to the extent provided in the description of such series, of those of other series of preferred stock.

The laws of the state of Delaware, the state of our incorporation, provide that the holders of preferred stock will have the right to vote separately, as a class, on any proposal involving fundamental changes in the rights of holders of such preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of Ocugen or the removal of management, which could depress the market price of our Common Stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into Common Stock or other securities of the Company, and, if applicable, the conversion price (or how it will be calculated), the conversion period and any other terms of conversion (including any anti-dilution provisions, if any);

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated), the exchange period and any other terms of exchange (including any anti-dilution provisions, if any);

•	voting rights, if any, of the preferred stock; and

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock.

The preferred stock offered by this prospectus, when issued, will not have, or be subject to, any preemptive or similar rights.

The transfer agent and registrar for any series of preferred stock will be set forth in each applicable prospectus supplement.

Description of Other Securities Outstanding

Common Stock Purchase Warrants

Beginning in 2016, the Company issued warrants to purchase common stock. As of September 30, 2024 and December 31, 2023, 0.6 million warrants were outstanding. As of September 30, 2024, the outstanding warrants had a weighted average exercise price of $6.23 per share and expire between 2026 and 2027.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, our Bylaws and Delaware Law

Various provisions contained in the Certificate, the Bylaws, and Delaware law could delay, deter, or discourage some transactions involving an actual or potential change in control of Ocugen, including acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Certificate of Incorporation and Bylaws

Preferred Stock

The Certificate authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights, and other terms of such series. Under this authority, our board of directors could create and issue a series of preferred stock with rights, preferences, or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender or exchange offer for a substantial amount of Common Stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render it more difficult for, or to discourage an attempt by, a potential acquiror to obtain control of us by means of a merger, tender or exchange offer, proxy contest or otherwise, and thereby protect the continuity of the company’s management. The issuance of shares of preferred stock may have the effect of delaying, deferring, or preventing a change in control of us without any action by our stockholders.

Classified Board

The Certificate and the Bylaws provide that the directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, shall be divided into three classes. Such classes shall be as nearly equal in number of directors as reasonably possible. The election of the classes is staggered, such that only approximately one third of our board of directors is up for election in any given year. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected. Each director shall serve until such director’s successor shall have become duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification, or other removal.

Election of Directors

The Certificate does not provide for cumulative voting in the election of directors. Accordingly, the holders of a majority of the shares of our Common Stock entitled to vote in any election of directors can elect all of the directors standing for election.

Board Vacancies; Removal

The Certificate provides that any vacancy occurring on our board of directors will be filled by a majority of directors then in office, even if less than a quorum. The Certificate also provides that our directors can only be removed for cause upon the vote of more than two-thirds of the votes entitled to be cast by holders of all the then-outstanding shares of capital stock, voting together as a single class.

Special Meetings of Stockholders; Number of Directors and No Action by Written Consent of Stockholders

The Certificate and the Bylaws provide that only the board of directors, the chairman of the board of directors, or the president may call a special meeting of our stockholders. The Bylaws provide that the authorized number of directors be changed only by resolution of the board of directors. The Bylaws provide that the stockholders may act only upon a duly called annual or special meeting and no action may be effected by written consent.

Advance Notification of Shareholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of persons for election as directors, other than nominations made by or at the direction of our board of directors.

Amendments to Certificate and Bylaws

The amendment of any of the above provisions (except for the provision making it possible for the board of directors to issue undesignated preferred stock) and the exclusive form and indemnification provisions described below, would require approval by a stockholder vote by the holders of at least a two thirds of the voting power of the then outstanding voting stock.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our Common Stock.

Exclusive Jurisdiction for Certain Actions

The Certificate provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The enforceability of similar federal court choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find either of the choice of forum provisions contained in the Certificate to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees and result in increased costs for investors to bring a claim.

Indemnification

The Certificate includes provisions that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will require the approval of the holders of shares representing at least two-thirds of the shares entitled to vote in the election of directors, voting as one class. The Certificate and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. The Certificate and Bylaws also permit us to purchase insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions as its officer, director, employee, or agent, regardless of whether Delaware law would permit indemnification. We have entered into separate indemnification agreements with our directors and executive officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in the Certificate and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

The limitation of liability and indemnification provisions in the Certificate and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon conversion of $6,000,000 of the outstanding principal amount under the note or notes issued in accordance with the terms of the Loan and Security Agreement and the Private Placement Shares to permit the resale of these shares of Common Stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock.

The selling stockholders, which, as used herein, includes donees, pledgees, transferees or other successors in interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	sales pursuant to Rule 144;

•	one or more underwritten offerings on a firm commitment or best effort basis;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than this prospectus, provided that they meet the criteria and conform to the requirements of that rule. Registration of the shares of Common Stock covered by this prospectus does not mean that any shares of the Common Stock will be offered or sold.

The selling stockholders may engage in at-the-market offerings and offer the Common Stock into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market-offerings will be described in the prospectus supplement relating thereto.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If at the time of any offering made under this prospectus, a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will pay all expenses of the registration of the shares of Common Stock, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

LEGAL MATTERS

Unless indicated otherwise in the applicable prospectus supplement, the validity of the issuance of the securities offered hereby will be passed upon for us by Goodwin Procter LLP, Philadelphia, PA. As appropriate, legal counsel representing the underwriters, dealers, or agents will be named in the accompanying prospectus supplement and may opine to certain legal matters.

EXPERTS

The consolidated financial statements of Ocugen, Inc. appearing in Ocugen, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses, other than any underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$6,696.46
Nasdaq Capital Market supplemental listing fee	(1)
FINRA filing fee (if applicable)	(1)
Accounting fees and expenses	(1)
Legal fees and expenses	(1)
Transfer agent and registrar fees and expenses	(1)
Trustee fees and expenses	(1)
Warrant agent fees and expenses	(1)
Printing and miscellaneous fees and expenses	(1)
Blue Sky, qualification fees and expenses	(1)
Total	$(1)

(1) These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

The Registrant is governed by the Delaware General Corporation Law, or DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending, or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue, or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Registrant’s Sixth Amended and Restated Certificate of Incorporation, or the Certificate, includes provisions that limit the liability of the Registrant’s directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL.

Accordingly, the Registrant’s directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will require the approval of the holders of shares representing at least two-thirds of the shares entitled to vote in the election of directors, voting as one class. The Certificate and the Registrant’s amended and restated bylaws, or the Bylaws, provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Certificate and Bylaws also permit the Registrant to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions as its officer, director, employee, or agent, regardless of whether Delaware law would permit indemnification. The Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses that may arise by reason of their status or service as directors or executive officers. The Registrant believes that the limitation of liability provision in the Certificate and the indemnification agreements facilitate its ability to continue to attract and retain qualified individuals to serve as directors and officers. The limitation of liability and indemnification provisions in the Certificate and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders. A stockholder’s investment may be harmed to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 16. Exhibits

Exhibit	Description
3.1	Sixth Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed on December 8, 2014, and incorporated herein by reference)
3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K as filed on September 16, 2016, and incorporated herein by reference)
3.3	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (filed as Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K as filed on March 19, 2021, and incorporated herein by reference)
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed on May 10, 2024, and incorporated herein by reference)
3.5	Amendment to Sixth Amended and Restated Certificate of Incorporation related to the Reverse Stock Split and the Authorized Share Increase (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed on October 1, 2019, and incorporated herein by reference)
3.6	Amendment to Sixth Amended and Restated Certificate of Incorporation related to the Name Change (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K as filed on October 1, 2019, and incorporated herein by reference)
3.7	Amendment to Sixth Amended and Restated Certificate of Incorporation related to the Increase in Authorized Shares of Common Stock (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q as filed on May 7, 2021, and incorporated herein by reference).
3.8	Amendment to Sixth Amended and Restated Certificate of Incorporation related to the Increase in Authorized Shares of Common Stock (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q as filed on August 8, 2024, and incorporated herein by reference).
3.9	Second Amended and Restated Bylaws (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q as filed on August 21, 2023, and incorporated herein by reference)
3.10	Amendment to Second Amended and Restated Bylaws of Ocugen, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report of Form 8-K as filed on March 20, 2024, and incorporated herein by reference)
4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333- 199202), as filed on November 26, 2014, and incorporated herein by reference)
5.1	Opinion of Goodwin Procter LLP
5.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm Ernst & Young LLP.
24.1	Power of attorney (included on the signature page hereto).
107	Fee Table.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Malvern, Commonwealth of Pennsylvania, on January 31, 2025.

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Shankar Musunuri, Ph.D., MBA
Chief Executive Officer and Chairman

POWER OF ATTORNEY

We, the undersigned officers and directors of Ocugen, Inc., hereby severally constitute and appoint Shankar Musunuri and Ramesh Ramachandran, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in her or him for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shankar Musunuri	Chairman, Chief Executive Officer and Director	January 31, 2025
Shankar Musunuri	(Principal Executive Officer)

/s/ Ramesh Ramachandran	Chief Accounting Officer	January 31, 2025
Ramesh Ramachandran	(Principal Financial and Accounting Officer)

/s/ Kirsten Castillo	Director	January 31, 2025
Kirsten Castillo

/s/ Uday B. Kompella	Director	January 31, 2025
Uday B. Kompella

/s/ Prabhavathi Fernandes	Director	January 31, 2025
Prabhavathi Fernandes

/s/ Marna Whittington
Marna Whittington	Director	January 31, 2025

/s/ Junge Zhang
Junge Zhang	Director	January 31, 2025